                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-98043

                             PROSPECTUS SUPPLEMENT


                  (to prospectus, dated November 7, 2002, and
            to the prospectus supplements, dated November 14, 2002,
                     November 19, 2002, November 27, 2002,
           December 13, 2002, December 23, 2002 and January 16, 2003)


                       HORACE MANN EDUCATORS CORPORATION

                                  $353,500,000

                       SENIOR CONVERTIBLE NOTES DUE 2032
                       AND THE COMMON STOCK ISSUABLE UPON
                   CONVERSION OF THE SENIOR CONVERTIBLE NOTES

                           --------------------------

This prospectus supplement supplements our prospectus, dated November 7, 2002, and our prospectus supplements, dated November 14, 2002, November 19, 2002, November 27, 2002, December 13, 2002, December 23, 2002 and January 16, 2003, relating to the sale by certain of our securityholders, or by their transferees, pledgees, donees or other successors, of up to $353,500,000 aggregate principal amount of our senior convertible notes due 2032 and the common shares issuable upon the conversion of the notes. You should read this supplement in conjunction with the prospectus and the previous prospectus supplements. This supplement is qualified by reference to the prospectus and the previous prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus or in the previous prospectus supplements.

                     Investing in the notes involves risks.
           See "Risk Factors" beginning on page 13 of the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

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The table below supplements or amends the table of securityholders contained on pages 2 through 5 of the prospectus supplement dated December 13, 2002, which superseded the table of securityholders contained in the prospectus and our previous prospectus supplements filed prior to December 13, 2002. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or in the previous prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or in the previous prospectus supplements. This information was furnished to us by the selling securityholders listed below on or before February 7, 2003. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

The date of this prospectus supplement is February 10, 2003.



                                                                                          Number of
                                                                                          Shares of
                                        Principal                          Number of     Common Stock
                                        Amount of                          Shares of      Underlying     Percentage
                                          Notes          Percentage         Common        the Notes       of Common
                                       Beneficially       of Notes           Stock       and Offered        Stock
                                        Owned and        Outstanding      Beneficially     Hereby        Outstanding
Name of Selling Securityholder (1)    Offered Hereby         (2)           Owned (3)       (4) (5)           (6)
----------------------------------    --------------     -----------      ------------    -----------    -----------
BNP Paribas Equity Strategies,
 SNC                                  $   2,071,000           *              39,910          36,787           *

CooperNeff Convertible
 Strategies (Cayman) Master
 Fund, L.P.                               1,160,000           *                 0            20,605           0

Salomon Smith Barney Inc.                 1,100,000           *                 0            19,539           0

Sturgeon Limited                            269,000           *                 0             4,778           0


*    Less than 1%.

(1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders.

(2) Based on $244,500,000 aggregate principal amount of notes outstanding as of December 12, 2002, net of $56,000,000 aggregate principal amount of notes held by Horace Mann.

(3) Excludes common stock issuable upon conversion of the selling securityholder's notes.

(4) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 17.763 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes - Conversion Rights." As a result, the number of common stock issuable upon conversion of the notes may increase or decrease in the future.

(5) Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

(6) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 42,691,244 shares of common stock outstanding as of December 12, 2002. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

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